EXHIBIT 8.1

September 22, 2005

NovaStar Mortgage Funding Corporation

8140 Ward Parkway, Suite 300

Kansas City, Missouri 64114

Re:	NovaStar Mortgage Funding Corporation Registration Statement on Form S-3 (333-121066)

Ladies and Gentlemen:

We have acted as tax counsel to NovaStar Mortgage Funding Corporation, a Delaware corporation (the “Company”), in connection with the Prospectus filed by the Company.

The term “Prospectus” means the prospectus included in the Registration Statement. The term “Registration Statement” means (i) the Registration Statement on Form S-3 (No. 333-121066), including the exhibits thereto and (ii) any post-effective amendment filed and declared effective prior to the date of issuance of the asset-backed securities registered thereby (the “Securities”).

We have examined the question of whether the Securities will have the tax treatment described in the Prospectus. Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of tax counsel is not binding on the courts or the Internal Revenue Service (the “IRS”).

Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, while no transaction closely comparable to that contemplated has been the subject of any Treasury Regulation, revenue ruling or judicial decision, and therefore the matter is subject to interpretation, we are of the opinion that for federal income tax purposes:

(1) The Securities, assuming they are issued in accordance with the Prospectus, will have the federal income tax treatment described in the Prospectus.

(2) We hereby adopt and confirm the information appearing under the caption “Material Federal Income Tax Consequences” in the Prospectus and confirm that it represents our opinion with respect to the matters discussed therein.

This opinion is furnished by us as counsel to the Company. We hereby consent to the reference to Dewey Ballantine LLP in the related prospectus supplement under the heading “Certain Legal Matters.” In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Dewey Ballantine LLP

CONSENT

Consents of

Dewey Ballantine LLP

(included in Exhibits 5.1 and 8.1)

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